Exhibit 99.1
FOR IMMEDIATE RELEASE

Investor Relations Contact:	Media Contact:
Keith Terreri or Sheryl Seyer investorrelations@valortelecom.com (972) 373-1296 office (972) 373-1150 facsimile	Cynthia T. Cruz ccruz@valortelecom.com (972) 373-1134 office (469) 420-2540 facsimile
VALOR Communications Group, Inc. Reports
Third Quarter 2005 Operating Results
Affirms Pro Forma CAPD Guidance of $128 Million to $133 Million for 2005
Reports Continued DSL and Long Distance Penetration Increases
IRVING, Texas, Nov. 7, 2005 — VALOR Communications Group, Inc. (NYSE:VCG) today reported third quarter 2005 consolidated operating results and will host a conference call tomorrow at 11 a.m. (EST) to discuss these results and its business. Highlights for the quarter include:
•	Affirmed previously issued guidance for full year pro forma Cash Available to Pay Dividends (CAPD) of $128 million to $133 million;

•	DSL subscribers increased 186% over the prior year to 47,309;

•	Long distance subscribers increased 7.2% over the prior year to 229,530;

•	Average monthly revenue per access line increased 5.5% over the prior year to $80.86;

•	Generated CAPD of $31.0 million; pro forma CAPD year to date of $98.0 million;

•	Increased total connections, defined as total access lines plus DSL subscribers, by 1.3% over the prior year to 572,011 total connections.
“We continued to add high-value DSL subscribers and increased DSL penetration of total access lines to 9%. Based on access lines with DSL service available, or addressable lines, the penetration rate was 13% at the end of the quarter. Due to the success of our DSL program, we accelerated our DSL rollout in the third quarter and now have 71% DSL availability, exceeding our year-end target of 70%,” said Jack Mueller, VALOR Communications Group president and chief executive officer. “We see continued opportunities for growth in DSL subscribers, as well as long distance, which reached 44% penetration in the quarter.”
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“Average revenue per access line increased by nearly 3% sequentially in the third quarter — to $80.86 — and by 5.5% compared to a year ago,” said Mueller. “And we maintained our year-to-date adjusted EBITDA margins despite declines in revenues related to access line losses and $0.3 million of additional expense due to cleanup efforts associated with Hurricane Rita.”
“Last month we welcomed Jerry Vaughn to VALOR as our new chief financial officer and we congratulated Grant Raney, who was named chief operating officer,” continued Mueller. “We are pleased to have expanded our executive team’s capacity to strategically manage our business in this competitive telecommunications environment, and we look forward to continuing to execute on our focused strategy.”
Net income more than doubled to $13.3 million in the third quarter of 2005 over the prior year, resulting in EPS of $0.19 per share. Cash and cash equivalents at September 30, 2005 were $46.7 million.
Increases in revenue from data services and long distance of 33.3% and 5.5%, respectively, as well as revenue generated from equipment sales, led to a 1.0% increase in operating revenues in the third quarter of 2005 over the prior year. Local service and universal service revenues decreased by 3.1% and 7.2%, respectively, over the prior year due to a decrease in access lines.
Total connections increased by 0.3% sequentially and 1.3% over the prior year while total access lines decreased 1% sequentially, and 4.2% over the prior year. The majority of VALOR’s markets, or 88% of its total access lines, do not have active cable-telephony competition. In these non-active cable telephony markets, VALOR’s year-to-date access line losses are less than 1%. Active cable telephony markets represent more than 70% of the year-to-date line losses. VALOR continues to compete aggressively in all markets with targeted marketing programs and win-back strategies.
Other
In the quarter, VALOR recognized a $2.3 million impairment charge related to investments in its unconsolidated cellular partnerships and a $0.6 million impairment charge on its long-lived assets that were damaged as a result of Hurricane Rita. The company also recorded $2.1 million of non-cash stock based compensation expense.
As previously disclosed, an optional prepayment of $10 million was made on VALOR’s credit facility. This brings year-to-date debt repayments to $30 million, excluding repayments the company made in conjunction with its IPO and reorganization. VALOR also entered into two additional interest rate protection agreements. These agreements bring the percentage of the company’s outstanding debt that is not exposed to interest rate volatility to 78% for the next three years. In August, VALOR renegotiated its credit facility, lowering the spread to LIBOR +1.75% from LIBOR +2.00%. This will result in a $1.8 million annual decrease in interest expense.
VALOR made cash contributions to its defined benefit pension plan totaling $14.1 million in the third quarter, including a $6.0 million optional contribution, which fully funded the plan on a current liability basis as of January 1, 2005 for the 2005 plan year. As a result, further cash contributions to the plan will not be required until 2007.
In August 2005, VALOR completed an exchange offer for the outstanding $400 million 7.75% Senior Notes issued in conjunction with its earlier reorganization.
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2005 Outlook
For the full year 2005, VALOR maintains its expectations of cash available to pay dividends, as defined herein, of $128 million to $133 million on a pro forma basis. The company continues to expect full year 2005 capital expenditures of approximately $59 million.
Conference Call Information
As previously announced, the company will host a conference call and simultaneous Webcast to discuss third quarter results at 11 a.m. (EST) on Nov. 8, 2005. During the conference call, VALOR may discuss and answer one or more questions concerning its business and financial matters as well as trends that affect the company. VALOR’s responses to these questions, as well as other matters discussed during the conference call, may contain information that has not been previously disclosed.
Simultaneously with the conference call, an audio webcast of the call will be available via a link on our web site, www.valortelecom.com, “Investor Relations,” or at www.earnings.com. To access the call, dial 1-800-218-8862, or outside the United States, dial 1-303-262-2194. A pass code is not required. A replay of the call will be available beginning at approximately 1 p.m. (EST), Nov. 8, 2005, through Nov. 15, 2005, at the above web sites or by calling 1-800-405-2236 or, outside the United States, 1-303-590-3000. The pass code for the replay is 11041207#.
Non-GAAP Measures
VALOR uses certain non-GAAP financial measures in evaluating its performance and liquidity. These include adjusted earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA) and “Cash Available to Pay Dividends.” These non-GAAP financial measures are by definition not measures of financial performance under generally accepted accounting principles and are not alternatives to operating income or net income reflected in the statement of operations or to cash flow as reflected in the statement of cash flows and are not necessarily indicative of cash available to fund all cash flow needs.
VALOR presents Adjusted EBITDA because covenants in its credit facility contain ratios based on this measure. A reconciliation of the differences between these non-GAAP financial measures to the most comparable financial measures calculated and presented in accordance with GAAP are included in the schedules that follow.
Adjusted EBITDA is defined in the credit facility as: (1) consolidated adjusted net income, as defined therein; plus (2) the following items, to the extent deducted from consolidated adjusted net income: (a) interest expense; (b) provision for income taxes; (c) depreciation and amortization; (d) certain expenses related to VALOR’s initial public offering of common stock, its recent debt recapitalization and the other transactions described in “Use of Proceeds” in its registration statement for its initial public offering of common stock completed February 9, 2005; (e) other nonrecurring or unusual costs or losses incurred after the closing date of its new credit facility, to the extent not exceeding $10.0 million; (f) unrealized losses on financial derivatives recognized in accordance with SFAS No. 133; (g) losses on sales of assets other than in the ordinary course of business; and (h) all other non-cash charges that represent an accrual for which no cash is expected to be paid in a future period; minus (3) the following items, to the extent any of them increases consolidated adjusted net income; (v) income tax credits; (w) interest and dividend income (other than in respect of Rural Telephone Finance Cooperative patronage distribution); (x) gains on asset disposals not in the ordinary course; (y) unrealized gains on financial derivatives recognized in accordance with SFAS No. 133; and (z) all other non-cash income.
Cash Available to Pay Dividends is defined herein as Adjusted EBITDA less the sum of (i) any item excluded from the calculation of Adjusted EBITDA that has been or will be settled in cash, (ii) cash interest expense, (iii) capital expenditures, (iv) required cash pension contributions in excess of expense, and (v) cash income taxes.
VALOR considers Adjusted EBITDA and Cash Available to Pay Dividends (CAPD) as important indicators to investors in the company’s common stock because CAPD provides information related to the company’s ability to provide cash flows to service debt, fund capital expenditures and pay dividends. If VALOR’s Adjusted EBITDA were to decline below certain levels, covenants in its credit facility that are based on Adjusted EBITDA, including its interest coverage ratio and total leverage ratio covenants, may be violated and could cause, among other things, a default or mandatory prepayment under its credit facility, or result in its inability to pay dividends. Adjusted EBITDA and
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CAPD are not measures in accordance with GAAP, and should not be considered a substitute for operating income, net income or any other measure of financial performance reported in accordance with GAAP. In addition, Adjusted EBITDA and CAPD should not be used as a substitute for VALOR’s various cash flow measures (e.g., operating, investing and financing cash flows). The non-GAAP financial measures used by VALOR may not be comparable to similarly titled measures of other companies.
While VALOR utilizes these non-GAAP financial measures in managing and analyzing its business and financial condition and believes these measures are useful to management and to investors for the reasons described above, these non-GAAP financial measures have certain shortcomings. In particular, Adjusted EBITDA does not represent the residual cash flow available for discretionary expenditures, since items such as debt repayments and interest payments are not deducted from such measure. Management compensates for the shortcomings of these measures by utilizing them in conjunction with their comparable GAAP financial measures. The information in this press release should be read in conjunction with the financial statements and footnotes contained in documents filed periodically with the U.S. Securities and Exchange Commission.
This press release includes management’s estimate of pro forma CAPD for the year ending December 31, 2005. VALOR believes the most directly comparable GAAP measure would be “Net cash provided by operating activities.” Due to the difficulty in forecasting and quantifying the amounts that would be required to be included in this comparable GAAP measure, VALOR is not providing an estimate of net cash provided by operating activities for the year ending December 31, 2005 at this time.
About VALOR Communications Group
VALOR Communications Group (NYSE:VCG) is one of the largest providers of telecommunications services in rural communities in the southwestern United States. The company, through its subsidiary VALOR Telecom, offers to residential, business and government customers a wide range of telecommunications services, including: local exchange telephone services, which covers basic dial-tone service as well as enhanced services, such as caller identification, voicemail and call waiting; long distance services; and data services, such as providing digital subscriber lines. VALOR Communications Group is headquartered in Irving, Texas. For more information, visit www.valortelecom.com. Information contained on our website does not comprise a part of this press release.
VALOR Communications Group (“VALOR”) is a holding company and has no direct operations. VALOR was formed for the sole purpose of reorganizing the company’s corporate structure and consummation of our initial public offering in February 2005. VALOR’s principal assets are the direct and indirect equity interests in its subsidiaries. As a result, the historical consolidated financial results prior to the offering in February 2005 only reflect the operations of VALOR Telecommunications, LLC.
Safe Harbor Statement
Certain matters discussed in this press release may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Words such as “believes,” “anticipates,” “expects,” “intends,” “estimates,” “projects, “ “outlook” and other similar expressions, which are predictions of or indicate future events and trends, typically identify forward-looking statements. Statements in this press release regarding VALOR Communications Group’s business that are not historical facts, including our intention to pay quarterly dividends and our 2005 outlook, are forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause actual results or the timing of events to differ materially from those described in the forward-looking statements. We cannot assure you that the expectations discussed in these forward-looking statements will be attained. Some of the factors that could cause actual results or the timing of certain events to differ from those described in these forward-looking statements include, without limitation: our leverage and debt service obligations; the terms of our credit facility and our rights and obligations thereunder; any adverse changes in government regulation; the risk that we may not be able to retain existing customers or obtain new customers; the risk of increased competition in the markets we serve; our financial position, results of operations and availability of capital; and other risks detailed from time to time in our filings with the Securities and Exchange Commission, including, without limitation, the risks described in our Prospectus dated July 1, 2005, relating to our senior notes exchange offer and in our Annual Report on Form 10-K filed on March 31, 2005 with the Securities and Exchange Commission. We disclaim any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, the occurrence of future events or otherwise, except as required by law.
Supplemental Schedules

Consolidated Statements of Income	A
Condensed Consolidated Balance Sheets	B
Condensed Consolidated Statements of Cash Flows	C
Non-GAAP Measures — Adjusted EBITDA Calculation	D
Non-GAAP Measures — Cash Available to pay Dividends Reconciliation	E
Historical Operating Statistics	F
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Schedule A
VALOR Communications Group, Inc.
Consolidated Statements of Income
(Dollars, except per share amounts, in thousands)
(Unaudited)

	Three months ended			Nine months ended
	September 30,			September 30,
	2005	2004	% Change	2005	2004	% Change
Operating revenues
Local service	$37,594	$38,783	-3.1%	$114,378	$116,305	-1.7%
Data services	8,656	6,492	33.3%	24,054	18,592	29.4%
Long distance services	10,572	10,018	5.5%	31,088	28,173	10.3%
Access services	30,842	30,625	0.7%	91,232	96,301	-5.3%
Universal Service Fund	28,241	30,444	-7.2%	86,862	90,759	-4.3%
Other services	12,055	10,269	17.4%	32,340	29,149	10.9%

Total operating revenues	127,960	126,631	1.0%	379,954	379,279	0.2%

Operating expenses
Cost of service (exclusive of depreciation and amortization shown separately below)	29,092	26,674	9.1%	81,163	78,704	3.1%
Selling, general and administrative	32,395	31,915	1.5%	96,737	100,098	-3.4%
Non-cash stock based compensation	2,069	—	n/a	10,412	—	n/a
Asset impairment	614	—	n/a	614	—	n/a
Depreciation and amortization	22,460	22,022	2.0%	67,184	63,993	5.0%

Total operating expenses	86,630	80,611	7.5%	256,110	242,795	5.5%

Operating income	41,330	46,020	-10.2%	123,844	136,484	-9.3%
Operating margin	32.3%	36.3%		32.6%	36.0%

Other income (expense)
Interest expense	(19,814)	(28,289)	-30.0%	(64,726)	(83,384)	-22.4%
Gain (loss) on interest rate hedging arrangements	178	(85)	-309.4%	(378)	(122)	209.8%
Earnings from unconsolidated cellular partnerships	146	339	-56.9%	207	1,007	-79.4%
Impairment on investment in cellular partnerships	(2,339)	(6,678)	-65.0%	(2,339)	(6,678)	-65.0%
Loss on debt extinguishment	—	—	n/a	(29,262)	—	n/a
Other income and (expense), net	300	(6,703)	-104.5%	901	(25,060)	-103.6%

Total other income (expense)	(21,529)	(41,416)	-48.0%	(95,597)	(114,237)	-16.3%

Income from continuing operations before income taxes and minority interest	19,801	4,604	330.1%	28,247	22,247	27.0%

Income tax expense (benefit)	6,480	(2,029)	-419.4%	8,852	(6,095)	-245.2%

Income from continuing operations before minority interest	13,321	6,633	100.8%	19,395	28,342	-31.6%

Minority interest	—	367	-100.0%	468	3,171	-85.2%

Net income	$13,321	$6,266	112.6%	$18,927	$25,171	-24.8%

Earnings per share:
Basic	$0.19	n/m		$0.18 *	n/m
Diluted	$0.19	n/m		$0.18 *	n/m

Weighted average common shares outstanding:
Basic	69,370,344	n/m		69,366,739 *	n/m
Diluted	69,552,976	n/m		69,686,542 *	n/m
* Represents earnings per share and weighted average shares outstanding for the period from the initial public offering date of February 9, 2005 through September 30, 2005.
n/m = not meaningful
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Schedule B
VALOR Communications Group, Inc.
Condensed Consolidated Balance Sheets
(Dollars in thousands)
(Unaudited)

	September 30, 2005	December 31, 2004
ASSETS
Cash & cash equivalents	$46,721	$17,034
Accounts receivable, net	59,503	62,757
Prepayments and other current assets	9,057	10,221

TOTAL CURRENT ASSETS	115,281	90,012

NET PROPERTY, PLANT AND EQUIPMENT	727,315	749,984

INVESTMENTS AND OTHER ASSETS	1,109,504	1,131,171

TOTAL ASSETS	$1,952,100	$1,971,167

LIABILITIES AND EQUITY
Total current liabilities	$96,369	$74,916
Long-term debt, net of current maturities	1,180,555	1,599,177
Other long-term liabilities	99,245	290,603

TOTAL LIABILITIES	1,376,169	1,964,696

TOTAL STOCKHOLDERS’ EQUITY	575,931	6,471

TOTAL LIABILITIES AND EQUITY	$1,952,100	$1,971,167

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Schedule C
VALOR Communications Group, Inc.
Condensed Consolidated Statements of Cash Flows
(Dollars in thousands)
(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2005	2004	2005	2004
Cash flow from operating activities:
Net income	$13,321	$6,266	$18,927	$25,171
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	22,460	22,022	67,184	63,993
Loss on debt extinguishment	—	—	29,262	—
Expense incurred related to cash payment to minority shareholders in connection with reorganization	—	—	—	17,988
Non-cash stock compensation expense	2,069	—	10,412	—
Asset impairment	614	—	614	—
Impairment on investment in cellular partnerships	2,339	6,678	2,339	6,678
Changes in working capital	(301)	12,002	233	11,104
Other, net	(3,160)	(2,338)	7,048	360

Net cash provided by operating activities	37,342	44,630	136,019	125,294

Cash flow from investing activities:
Payments for property, plant and equipment	(15,155)	(15,757)	(45,044)	(51,520)
Redemption of RTFC capital certificate	—	—	24,445	—
Other, net	136	(12)	225	(476)

Net cash used in investing activities	(15,019)	(15,769)	(20,374)	(51,996)

Cash flow from financing activities:
Payments of long-term debt, net of proceeds from issuance of debt	(10,086)	(31,538)	(420,300)	(59,347)
Proceeds from issuance of common stock, net of offering costs	(85)	—	411,322	—
Prepayment fees paid in connection with IPO	—	—	(19,393)	—
Payments of debt issuance costs	(587)	—	(17,381)	(124)
Cash dividends paid	(24,973)	—	(37,459)	—
Cash payment to minority interest holders in connection with reorganization	—	—	—	(18,646)
Other, net	—	2,550	(2,747)	4,063

Net cash used in financing activities	(35,731)	(28,988)	(85,958)	(74,054)

Net increase (decrease) in cash and cash equivalents from continuing operations	(13,408)	(127)	29,687	(756)

Net operating cash used in discontinued operations	—	(1)	—	(17)

Net increase (decrease) in cash and cash equivalents	(13,408)	(128)	29,687	(773)

Cash and cash equivalents at beginning of period	60,129	769	17,034	1,414

Cash and cash equivalents at end of period	$46,721	$641	$46,721	$641

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Schedule D
VALOR Communications Group, Inc.
Non-GAAP Measures — Adjusted EBITDA Calculation
(Dollars in thousands)
(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2005	2004	2005	2004

Net income	$13,321	$6,266	$18,927	$25,171
Adjustments:
Income tax expense (benefit)	6,480	(2,029)	8,852	(6,095)
Interest expense	19,814	28,289	64,726	83,384
Depreciation and amortization	22,460	22,022	67,184	63,993
Minority interest	—	367	468	3,171
Gain (loss) on interest rate hedging arrangements	(178)	85	378	122
Earnings from unconsolidated cellular partnerships	(146)	(339)	(207)	(1,007)
Asset impairment	614	—	614	—
Impairment on investment in cellular partnerships	2,339	6,678	2,339	6,678
Other income and (expense), net	(300)	6,703	(901)	25,060
Loss on debt extinguishment	—	—	29,262	—
Management fees paid to equity sponsors	—	250	—	750
Non-cash stock based compensation	2,069	—	10,412	—
Excluded items (a)	282	—	2,758	5,279

Total adjustments	53,434	62,026	185,885	181,335

Adjusted EBITDA	$66,755	$68,292	$204,812	$206,506

(a) Excluded items, as defined in the credit agreement:
Termination benefits associated with workforce reduction	$—	$—	$—	$279
CEO transition payment	—	—	—	5,000
IPO cash bonuses	282	—	2,258	—
Expenses related to credit facility amendment	—	—	500	—

Total excluded items, as defined in the credit agreement	$282	$—	$2,758	$5,279

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Schedule E
VALOR Communications Group, Inc.
Non-GAAP Measures — Cash Available to Pay Dividends Reconciliation
(Dollars in thousands)
(Unaudited)

	Three months ended	Three months ended	Three months ended	Nine months ended
	March 31,	June 30,	September 30,	September 30,
	2005	2005	2005	2005

Net cash provided by operating activities	$40,489	$58,188	$37,342	$136,019
Adjustments:
Interest expense	26,048	18,864	19,814	64,726
Amortization of debt issuance costs	(910)	(942)	(921)	(2,773)
Provision for doubtful accounts receivable	(1,093)	(1,358)	(1,795)	(4,246)
Changes in working capital	3,824	(4,358)	301	(233)
Other, net	(2,020)	(588)	12,070	9,462
Income tax expense (benefit)	(5,437)	7,809	6,480	8,852
Deferred income taxes	5,437	(7,771)	(6,518)	(8,852)
Other income and (expense), net	(83)	(518)	(300)	(901)
Excluded items (a)	2,193	283	282	2,758

Total adjustments	27,959	11,421	29,413	68,793

Adjusted EBITDA (b)	68,448	69,609	66,755	204,812

Items excluded from Adjusted EBITDA settled in cash:
Cash income (expenses) excluded from Adjusted EBITDA (c)	(2,110)	235	18	(1,857)
Cash interest expense	(26,451)	(18,201)	(19,041)	(63,693)
Cash pension contributions in excess of estimated expense (d)	—	(1,600)	(1,566)	(3,166)
Capital expenditures	(17,379)	(12,510)	(15,155)	(45,044)

Cash available to pay dividends (b)	$22,508	$37,533	$31,011	$91,052

Pro forma adjustments:
Transaction fees expensed (e)	500	—	—	500
Cash interest (f)	6,500	—	—	6,500
Cash taxes (g)	(100)	—	—	(100)

Pro forma — cash available to pay dividends	$29,408	$37,533	$31,011	$97,952

(a) Excluded items, as defined in the credit agreement:
IPO cash bonuses	$1,693	$283	$282	$2,258
Expenses related to credit facility amendment	500	—	—	500

Total excluded items, as defined in the credit agreement	$2,193	$283	$282	$2,758

(b) Adjusted EBITDA and Cash Available to Pay Dividends are non-GAAP financial measures and by definition are not measures of financial performance under generally accepted accounting principles (GAAP). They should not be considered an alternative to operating income or net income reflected in the statement of income or to cash flow as reflected in the statement of cash flows and are not necessarily indicative of cash available to fund all cash flow needs.
(c) Represents cash income (expenses) reflected above under Other income and expense, net, and Excluded items that were excluded from the calculation of Adjusted EBITDA. These items were received or (paid) by us in cash and would have impacted the amount of cash that would have been available to pay dividends.
(d) Reflects our previously disclosed accelerated funding requirements to our pension plan in 2005. This accelerated funding requirement consists of our $1.6 million contributions in each of April and July of 2005. CAPD excludes the optional pension payments of $6.0 million funded in September of 2005. This optional payment is treated similarly as the optional debt repayments in the CAPD calculation.
(e) Legal expenses charged to expense in connection with the modification of our credit facility that we completed in conjunction with our IPO and reorganization.
(f) Cash interest expense in the quarter ended March 31, 2005 is approximately $6.5 million higher than it would have been had the IPO and the related debt reduction occurred at the beginning of the quarter.
(g) Reflects estimated cash taxes we expect to pay on our taxable income.
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Schedule F
Historical Operating Statistics

	9/30/05	6/30/05	3/31/05	12/31/04	9/30/04
Access lines:
Primary	474,723	480,717	488,165	493,314	498,321
Secondary	49,979	49,537	48,837	47,023	49,604

Total access lines (A)	524,702	530,254	537,002	540,337	547,925

Long distance subscribers	229,530	227,347	222,874	216,437	214,048
Penetration rate of total access lines	44%	43%	42%	40%	39%
DSL subscribers (B)	47,309	40,144	31,208	22,884	16,521
Penetration rate of total access lines	9%	8%	6%	4%	3%
Penetration rate of total addressable lines (1)	13%	11%	9%	8%	6%
Total connections (A+B)	572,011	570,398	568,210	563,221	564,446

Average monthly revenue per access line (ARPU) (2) (3)	$80.86	$78.75	$77.92	$78.43	$76.66
(1) Addressable lines are lines that have DSL service available.
(2) ARPU is computed by dividing the total revenue for the quarter by the average of the access lines at the beginning and end of the quarter.
(3) ARPU for quarter ending 12/31/04 includes out-of-period revenue recorded in the fourth quarter 2004 from the favorable resolution of a regulatory proceeding Valor had pending before the Texas Public Utility Commission related to expanded local calling. Excluding ELC recovery revenue, ARPU is $76.31
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